THIS CHANGE IN CONTROL AGREEMENT (“CIC Agreement”) is being entered into on May 23, 2012 by and between MICHAEL WELLESLEY-WESLEY (“MWW”), an individual residing at 420 East 54th Street, Apt. 29C, New York, New York 10022, and CHYRON CORPORATION, a New York corporation (the “Company”) with its principal office located at 5 Hub Drive, Melville, New York, New York 11747.

WHEREAS, MWW and the Company were parties to a Change in Control Agreement dated on or about September 13, 2008, which expired by its terms on August 31, 2010; and

WHEREAS, MWW is entering into a new employment agreement (the “Employment Agreement”) with the Company simultaneously with this CIC Agreement;

NOW, THEREFORE, for good and valuable consideration, and intending to be legally bound hereby, the parties hereto agree as follows:

The following sets out our agreement with respect to severance payments to be paid to MWW if MWW’s termination of employment is “related to” a “Change-in-Control” and is either:  (i) without “Cause,” or (ii) a “Resignation with Good Reason” (collectively, a “Severance Event”) (all as defined below).  This CIC Agreement shall be effective as the date hereof and shall replace all severance benefits payable to MWW as a result of a Change-in-Control as set forth in any executive retention program previously maintained by the Company.

1. Severance Benefits.

1.1           In the event of a Severance Event, the Company shall pay MWW severance equal to the following:  (i) an amount equal to MWW’s base salary for a 12 month period based on MWW’s base salary rate in effect immediately prior to a Change-in-Control (the “Severance Salary”); (ii) a bonus equal to the greater of (x) the bonus paid to MWW for the full fiscal year immediately prior to a Change-in-Control and (y) the bonus that MWW has accrued for the fiscal year in which the Change-in-Control has occurred, with such amount being annualized (the “Severance Bonus”); and (iii) an amount, grossed up for federal, state and local taxes, in lieu of one year of participation in the Company’s life, long-term disability, and health insurance plans, as described further below (the “Severance Benefits”).  The payments are not subject to mitigation or any right of set-off.  In addition, MWW will be paid for accrued, but unused vacation time up to the Company’s maximum permitted accrual of six weeks.  Further, any unvested equity-based award (the “Equity Award”) issued to MWW pursuant to the Company’s 1999 Incentive Compensation Plan, 2008 Long-Term Incentive Plan, or other such incentive compensation plan adopted by the Company (collectively, the “Plan”), shall immediately vest and the period to exercise the Equity Award shall be the remaining term of each respective agreement underlying the Equity Award regardless of any shorter periods provided for by the Plan as a result of the termination of MWW’s employment.

1.2           Following a Severance Event, the Severance Salary shall be paid in even installments on a bi-weekly basis for a period of 12 months from the date of termination.  The Severance Bonus and Severance Benefits amounts shall be paid in a lump sum within twenty (20) business days from the date of MWW’s termination.  In the event that such period for payment of the Severance Bonus and Severance Benefits begins in one taxable year of MWW and ends in a later taxable year, MWW shall not be entitled to designate the taxable year of payment.

1.3           Recognizing that such amount is subject to income and other taxes, the Severance Benefits payment shall include an amount equal to the amount of federal, state, and local income taxes that MWW incurs as a result of the Severance Benefits payment or any additional tax gross-up payment on such payment.  The Severance Benefits payment shall be equal to the sum of the Health Care Payment, the Life Insurance Payment and the Disability Insurance Payment, all as described below, plus the foregoing tax gross-up.

1.4           The Health Care Payment is an amount equal to 12 times the monthly premium amount charged by the Company for COBRA continuation coverage under the health care option in which MWW is enrolled at the time of the Severance Event.  To receive coverage under the Company’s health insurance plans, MWW must elect to receive COBRA coverage and remit the appropriate payment to the Company as per the policy of the Company.

1.5           The Company’s group term life insurance policy provides MWW with $500,000 of coverage and, upon termination, offers MWW the opportunity to convert to Whole Life (subject to acceptance by the insurer).  The Life Insurance Payment is an amount equal to 12 times the monthly premium for one of the following, as MWW may elect:  (i) a Whole Life conversion policy through the Company’s group life insurer (subject to acceptance by the insurer); (ii) an existing life insurance policy or policies that you may currently have in place; or (iii) a new term life insurance policy.  The Company will pay only that pro-rated portion of the premium that represents coverage equal to MWW’s coverage under the group life insurance plan as of the date of this CIC Agreement, that is, $500,000.

1.6           The Company’s long-term disability insurance plan provides MWW with coverage of 60% of monthly earnings (but not more than $10,000, which amount may be reduced by deductible sources of income and disability earnings) after a 26 weeks elimination (waiting) period, and the insurer offers you a portable policy after termination.  The Disability Insurance Payment is an amount equal to 12 times the monthly premium for one of the following, as MWW may elect:  (i) a portable long-term disability policy through the Company’s insurer (subject to acceptance by the insurer); (ii) an existing long-term disability insurance policy or policies that MWW may currently have in place; or (iii) a new personal long-term disability insurance policy obtained through other than the Company’s insurance policy.  The Company will pay only that pro-rated portion of the premium that represents coverage equal to MWW’s coverage under the group long-term disability insurance plan as of the date of this Amendment.

2.           Definitions.  The defined terms used herein have the following meanings:

2.1           “Cause” means that MWW (i) is convicted of a felony crime; (ii) willfully commits any act or willfully omits to take any action in bad faith and to the material detriment of the Company; (iii) commits an act of active and deliberate fraud against the Company; or (iv) materially breaches any term of the Agreement or any written policy of the Company which could expose the Company to significant damages (including, but not limited to breach of the Company’s anti-discrimination or harassment policies) and fails to correct such breach within ten (10) days after written notice thereof.

2.2           “Change-in-Control” means (i) the acquisition, directly or indirectly, by any individual, entity or group, or a Person (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”)) of ownership of 30% or more of either (a) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (b) the combined Voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); (ii) individuals who, as the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, as a member of the Incumbent Board, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; (iii) approval by the stockholders of the Company of a reorganization, merger or consolidation, in each case, unless, following such reorganization, merger or consolidation, (x) more than 50% of, respectively, the then outstanding shares of common stock of the Company resulting from such reorganization, merger or consolidation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, and (y) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation; (iv) approval by the stockholders of the

Company of a complete liquidation or dissolution of the Company; or (v) approval by the stockholders of the Company of the sale or other disposition of all or substantially all of the assets of the Company.

2.3           “Related to” a “Change-in-Control” means the reason for MWW’s termination of employment is the Change-in-Control or a reason connected with the Change-in-Control regardless of whether the decision to terminate your employment and/or the effective date of your termination is prior to or after the effective date of the Change-in-Control.  There shall be a presumption that any termination of employment that is within 30 days prior to, or within 18 months after, the effective date of a Change-in-Control, is related to a "Change-in-Control."  However, if the effective date of the termination of employment is eighteen months (18) or more after the effective date of a Change-in-Control, the termination of employment will be deemed to be unrelated to the Change-in-Control.

2.4           “Resignation with Good Reason” means MWW giving notice of MWW’s resignation as a result of (i) a reduction in MWW’s base salary or the cap, if any,  on MWW’s incentive pay; (ii) the assignment to MWW of any duties inconsistent in any material respect with MWW’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities which result in a material diminution in such position, authority, duties or responsibilities, whether immediately prior to or after the occurrence of a Severance Event; (iii) the taking of any action by the Company which would adversely affect MWW’s participation in, or materially reduce MWW’s benefits under any plans, including incentive pay plans or programs, offered by the Company prior to the Severance Event; or (iv) in the event of and after the occurrence of a Severance Event, the Company’s requiring MWW to be based at any office or location other than in New York City or Long Island, New York, or London, U.K.  MWW must provide notice to the Company of the existence of any of the conditions described in clauses (i) through (iv) above within a period of 90 days of the initial existence of such condition and the Company shall have a period of 30 days following receipt of such notice during which it may remedy such condition.  In the event of MWW’s failure to deliver timely notice as set forth herein or in the event of the Company’s timely remedy of any condition described in clause (i) through (iv) MWW shall not be entitled to a Resignation with Good Reason.

3.           Section 409A.

3.1           If any of the payments or benefits to be provided to MWW pursuant to Section 1 of this Agreement constitute “nonqualified deferred compensation” subject to 409A of the U.S. Tax Code (“the Code”) payable in connection with a separation of service under Section 409A(2)(a)(i) of the Code, the following interpretations apply to Section 1:  (i) Any termination of MWW’s employment triggering payment of benefits under Section 1 must constitute a “separation from service” under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) before distribution of such benefits can commence.  To the extent that the termination of

MWW’s employment does not constitute a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. § 1.409A-1(h) (as the result of further services that are reasonably anticipated to be provided by MWW to the Company at the time MWW’s employment terminates under Section 1, any benefits payable under Section 1 that constitute non-qualified deferred compensation under Section 409A of the Code shall be delayed until after the date of a subsequent event constituting a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h).  For purposes of clarification, this Section 3.1 shall not cause any forfeiture of benefits on MWW’s part, but shall only act as a delay until such time as a “separation from service” occurs; (ii) If MWW is a “specified employee” (as that term is used in Section 409A of the Code and regulations and other guidance issued thereunder) on the date his separation from service becomes effective, any benefits payable under Section 1 that constitute non-qualified deferred compensation under Section 409A of the Code shall be delayed until the earlier of (A) business day following the six-month anniversary of the date his separation from service becomes effective, and (B) the date of his death, but only to the extent necessary to avoid such penalties under Section 409A of the Code.  On the earlier of (A) the business day following the six-month anniversary of the date his separation from service becomes effective, and (B) MWW’s death, the Company shall pay MWW in a lump sum the aggregate value of the non-qualified deferred compensation that the Company otherwise would have paid MWW prior to that date under Section 1 of this Agreement; (iii) It is intended that each installment of the payments and benefits provided under Section 1 of this Agreement shall be treated as a separate “payment” for purposes of Section 409A of the Code; and (iv) Neither the Company nor MWW shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A of the Code.

3.2           The Company shall indemnify MWW and hold MWW harmless, on an after-tax basis, from any taxes, costs, expenses, penalties, fines, interest or other liabilities that result from the application of Section 409A of the Code in connection with payments MWW receives under this Amendment, as long as MWW has complied with the terms of this CIC Agreement.  Any such payments made under this Section shall be made on a grossed-up basis.

4.           Golden Parachute Excise Tax.

4.1           Limitation or Additional Payment.  In the event that any portion of the payments and benefits provided to MWW under this CIC Agreement and any other payments and benefits under any other agreement with or plan of the Company (in the aggregate, “Total Payments”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (the “Excise Tax”), then (4.1(a)) or (4.2(b)) below shall apply:

(a)           In the event that the Total Payments (without regard to this Section 4) do not exceed 115% of the maximum amount that could be paid to MWW without becoming subject to the Excise Tax, then notwithstanding anything in this CIC Agreement to the contrary the amount payable to you under Section 1 above shall be reduced such that the value of the aggregate Total Payments that MWW is entitled to receive shall be one dollar ($1) less than such maximum amount.

(b)           In the event that the Total Payments (without regard to this Section 4) exceed 115% of the maximum amount that could be paid to MWW without becoming subject to the Excise Tax, then MWW shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount that will place MWW in substantially the same after-tax economic position that MWW would have enjoyed if the Excise Tax had not applied to the Total Payments.

4.2           Determination by Accounting Firm.  Subject to the provisions of Section 4.3 below, all determinations required to be made under this Section 4, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company’s independent auditors or such other certified public accounting firm reasonably acceptable to MWW as may be designated by the Company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and MWW.  Any Gross-Up Payment, as determined pursuant to this Section 4, shall be paid by the Company to MWW as soon as practicable following the date on which MWW provides the Company evidence of payment of the taxes covered by the Gross-Up Payment, but no later than the end of the taxable year following the end of MWW’s taxable year in which MWW remits such taxes.  Any determination by the Accounting Firm shall be binding upon the Company and MWW.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder.  In the event that the Company exhausts its remedies pursuant to Section 4.3 and MWW is thereafter required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for MWW’s benefit.

4.3           Company’s Right to Contest Excise Tax.  MWW agrees to notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment.  Such notification shall be given as soon as practicable but no later than ten (10) business days after MWW is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid.  MWW shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which MWW gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If the Company notifies MWW in writing prior to the expiration of such period that it desires to contest such claim, MWW agrees to:

(a)           give the Company any information reasonably requested by the Company relating to such claim,

(b)           take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

(c)           cooperate with the Company in good faith in order to effectively contest such claim, and

(d)           permit the Company to participate in any proceedings relating to such claim.

Without limitation on the foregoing provisions of this Section 4.3, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearing and conferences with the taxing authority in respect of such claim.  The Company may, at its sole option, either direct MWW to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and MWW agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs MWW to pay such claim and sue for a refund, the Company shall reimburse the amount of such payment to MWW, on an after-tax and interest-free basis (the “Reimbursement”).  The Company’s control of the contest related to the claim shall be limited to the issues related to the Gross-Up Payment and MWW shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or other taxing authority.  If the Company does not timely notify MWW in writing of its desire to contest the claim, the Company shall pay MWW an additional Gross-Up Payment in respect of the excess parachute payments that are the subject of the claim, and MWW agrees to pay the amount of the Excise Tax that is the subject of the claim to the applicable taxing authority in accordance with applicable law.

4.4           Repayment to the Company.  If, after your receipt of a Reimbursement pursuant to Section 4.3, MWW becomes entitled to receive any refund with respect to the claim to which the Reimbursement relates, MWW shall promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).  If, after MWW’s receipt of a Reimbursement pursuant to Section 4.3, a determination is made that MWW is not entitled to any refund with respect to such claim and the Company does not notify MWW in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then the Reimbursement shall be forgiven and shall not be required to be repaid and the amount of such reimbursement shall offset the amount of the additional Gross-Up Payment then required to be paid to MWW.

4.5           Further Assurances.  The Company shall indemnify MWW and hold MWW harmless, on an after-tax basis, from any costs, expenses, penalties, fines, interest or other liabilities (“Losses”) incurred by MWW with respect to the exercise by the Company of any of its rights under Section 4, including, without limitation, any Losses related to the Company’s decision to contest a claim or any imputed income to MWW resulting from any Advance or action taken on MWW’s behalf by the Company pursuant to this Section 4.  The Company shall pay all legal fees and expenses incurred under this Section 4 and shall promptly reimburse MWW for the reasonable expenses MWW may incur in connection with any actions taken by the Company or required to be taken by MWW under this Section 4.  The Company also shall pay all of the fees and expenses of the Accounting Firm.

5.           Term.

(a)           Subject to Section 5(b) below, this CIC Agreement shall continue in effect until the earlier of (i) December 31, 2013, if the Employment Agreement is not renewed pursuant to Section 1(b)(iii) of the Employment Agreement, (ii) the last day of the Transition Period, as such term is defined in Section 1(b)(ii) of the Employment Agreement, or (iii) the date of termination of MWW’s employment by the Company pursuant to Sections 9(a), 9(b), or 9(c) of the Employment Agreement.

(b)           Notwithstanding the foregoing, if there is a Change-in-Control while MWW is employed by the Company, then the term of this CIC Agreement shall automatically be extended for an additional period of two years from the date of such Change-in-Control.

6.           Miscellaneous.

6.1           The Employment Agreement and this CIC Agreement set forth the entire agreement between the parties hereto as to the subject matter herein and therein, and cannot be amended, modified or terminated except by an agreement in writing executed by the parties hereto.  Notwithstanding the foregoing, the Company may amend this CIC Agreement, without MWW’s consent, in such manner as the Company may determine, in its sole discretion, to resolve any ambiguities necessary for such CIC Agreement to comply with, or be exempt from, Section 409A.  Any such amendment shall be delivered to MWW promptly upon adoption.

6.2           In the event that any provision of this Amendment is invalid, illegal or unenforceable, the remainder of hereof shall be construed without taking into effect such invalid, illegal or unenforceable provision.

6.3           This CIC Agreement shall be governed by the laws of the State of New York without regard to the principles of the conflicts of laws of such state.

6.4           This CIC Agreement may be executed in several counterparts or by separate instruments and by facsimile transmission and all of such counterparts and instruments shall constitute one agreement, binding on all of the parties hereto.

6.5           In the event MWW brings any action or proceeding to enforce MWW’s rights under this CIC Agreement, the Company shall be required to reimburse MWW for the reasonable fees and costs of MWW’s counsel in the event MWW prevails in such action or proceeding.

6.6           This CIC Agreement shall be assumed by all successors in interest to the Company.

IN WITNESS WHEREOF, this CIC Agreement has been duly executed as of the date first written above.

CHYRON CORPORATION
By:	/s/ Roger L. Ogden
	Name:	Roger L. Ogden
	Title:	Chairman of the Board of Directors

MICHAEL WELLESLEY-WESLEY
/s/ Michael Wellesley-Wesley

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